Exhibit 10.1

SHARED SERVICES AGREEMENT

This Shared Services Agreement (the “Agreement”) is made and entered into as of August 5, 2019, by and between Kura Sushi, Inc. (“KURA”), a Japanese corporation and Kura Sushi USA, Inc. (“KSU”), a Delaware corporation (collectively as the “Parties” and individually as a “Party”).

WHEREAS, KSU is a wholly-owned subsidiary of KURA;

WHEREAS, KURA currently provides certain strategic, managerial, operational and technical support services to KSU, and KSU currently provides certain administrative and market research support services to KURA;

WHEREAS, it is contemplated that an initial public offering will be made of a portion of the capital stock of KSU, resulting in a partial public ownership of KSU, and that KURA and KSU both desire for KURA to continue providing certain strategic, managerial, operational and technical support services to KSU following the initial public offering, and for KSU to continue providing certain administrative and market research support services to KURA; and

WHEREAS, KURA and KSU have entered into this Agreement to set forth the terms and conditions of the provision of such Services;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KURA and KSU agree as follows:

1.    Services. KURA and KSU shall provide the applicable services set forth in Exhibits 1 through 6 (the “Services”) which are attached to and made part of this Agreement. The Services shall be provided by KURA or KSU upon the other Party’s request. The Parties have made a good faith effort as of the date hereof to identify and accurately set forth all of the Services in the Exhibits. In the event that any Exhibit is incomplete, the Parties will use good faith efforts to mutually agree upon modification to the Exhibits. The Parties may also identify additional Services that they wish to incorporate into this Agreement by mutual agreement. The Parties will create additional Exhibits as necessary setting forth the description of such additional Services, the fees for such Services and any other applicable terms that are mutually agreed upon by the Parties.

2.    Fees and Expenses.

2.1    In consideration of the provision of the Services by KURA or KSU to the other Party under this Agreement, each Party shall pay to the other Party the amounts set forth in the attached Exhibits (collectively, the “Fees”). The Fees will constitute full compensation to KURA or KSU for all charges, costs and expenses incurred by KURA or KSU on behalf of the other Party in providing the Services, unless otherwise specifically provided for in the Exhibits.

2.2    Each Party shall deliver to the other Party, on a monthly basis, an invoice for the aggregate Fees incurred for the previous month. Each Party agrees to pay the other Party, within thirty (30) days of invoicing, the Fees incurred during the previous month. Notwithstanding the foregoing, if a Party has a reasonable basis to believe that an invoice is incorrect, then such Party shall notify the other Party of the basis for its belief and the Parties shall reasonably cooperate to resolve such matter.

2.3    Each Party hereto shall be responsible for any and all taxes levied as a result of the performance of each Party’s respective activities under this Agreement. For the avoidance of doubt, either Party may withhold from payments such taxes as are required to be withheld under applicable law, and shall not be required to pay any additional amounts with respect to such withholding. If any tax is withheld by a Party (“Withholding Party”), such Withholding Party shall provide to the other Party (“Payee”) receipts or other evidence of such withholding and payment thereof to the appropriate tax authorities. The Withholding Party agrees not to withhold any taxes, or to withhold at a reduced rate, to the extent Payee is entitled to an exemption from, or reduction in the rate of, as appropriate, withholding under any applicable income tax treaty, provided that the Payee has provided the Withholding Party with appropriate certifications establishing such exemption or reduction in rate. If, after any remuneration is paid, it is determined by the appropriate taxing authorities that additional withholding taxes are due with respect to such withholding taxes, Payee shall directly pay such taxes or reimburse Withholding Party for any payment of such withholding taxes that Withholding Party makes (and shall provide the Withholding Party with receipts or other evidence of such payment thereof to the appropriate tax authorities).

3.    Term, Termination.

3.1    This Agreement shall become effective upon the completion of the initial public offering of KSU (the “Effective Date”) and shall remain in full force and effect until terminated by a written agreement between the Parties, unless terminated in accordance with Section 3.2 (the “Term”).

3.2    This Agreement may be terminated by either Party if the other Party is in material breach of this Agreement and fails to cure such breach within thirty (30) days following receipt of notice of such breach.

3.3    KURA agrees that, upon termination of this Agreement or any of the Exhibits for any reason, KURA will cooperate in good faith with KSU to provide KSU (or its designee) with reasonable assistance to make an orderly transition from KURA to another provider of the Services. Transition assistance services shall include the following:

(a)    developing a transition plan with assistance from KSU or its designee;

(b)    providing training to KSU personnel or its designee’s personnel to perform Services; and

(c)    organizing and delivering to KSU records and documents necessary to allow continuation of the Services, including delivering such materials in electronic forms and versions as requested by KSU.

3.4    Termination of this Agreement shall be without prejudice to any rights or remedies that either Party may have for breach of this Agreement. Further, upon termination, all continuing duties set forth herein with respect to a Party’s obligation to pay for Services rendered, shall continue notwithstanding such termination.

4.    Cooperation. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Such good faith cooperation will include providing electronic access to systems used in connection with the Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits, whether in the U.S. or any other country.

5.     Standard of Care. In providing the Services hereunder, each Party will exercise the same degree of care as it has historically exercised in providing such Services to the other Party and its affiliates prior to the date hereof, including at least the same level of quality, responsiveness and timeliness as has been exercised by KURA and KSU with respect to such Services.

6.    Records. KURA and KSU shall each keep full and detailed records dealing with all aspects of the Services performed by it hereunder (the “Records”) and:

(a)    shall provide access to the Records to the other Party at all reasonable times; and

(b)    shall maintain the Records in accordance with good record management practices and with at least the same degree of completeness and care as it maintains for its other similar business interests.

7.    Confidentiality.

7.1    The Parties acknowledge that, from time to time, one Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) information: (i) which is marked “confidential” or a similar legend, or (ii) which is described orally and designated as confidential, or (iii) which would, under the circumstances, be understood by a reasonable person to be confidential (“Confidential Information”).

7.2    Except as otherwise provided herein, the Receiving Party shall retain such Confidential Information in confidence, and shall not disclose it to any third party or use it for any purpose other than for purposes of this Agreement without the Disclosing Party’s prior written consent. Each Party shall use at least the same procedures and degree of care with respect to such Confidential Information that it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party will immediately give written notice to the Disclosing Party of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and the Receiving Party will assist the Disclosing Party in remedying such unauthorized use or disclosure. Each Party may disclose Confidential Information to the extent required by law, including without limitation disclosure obligations imposed under the U.S. federal securities laws.

7.3    In the event that the Receiving Party or (to the knowledge of the Receiving Party) any of its representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar processes) to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of any such request or requirement sufficiently timely to allow the Disclosing Party adequate time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

7.4    Notwithstanding the foregoing, Confidential Information will not include information to the extent that such information: (a) was generally available to the public at the time of its disclosure to the Receiving Party hereunder; (b) became generally available to the public after its disclosure other than through an act or omission of the Receiving Party in breach of this Agreement; or (c) was subsequently lawfully and independently disclosed to the Receiving Party by a person other than the Disclosing Party without an obligation of confidentiality.

8.    Relationship of the Parties. The relationship between the Parties is that of independent contractors. Neither Party is an agent, partner or employee of the other Party and neither Party has any right or any other authority to enter into any contract or undertaking in the name of or for the account of the other Party or to assume or create any obligation of any kind, express or implied, on behalf of the other Party, nor will the acts or omissions of either create any liability for the other Party. The Agreement shall in no way constitute or give rise to a partnership between the Parties.

9.    Indemnification. Each Party (as “Indemnifying Party”) shall indemnify, defend, and hold harmless the other Party and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees, and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, arising out of or resulting from any claim of a third party or the Indemnified Party arising out of or occurring in connection with the Indemnifying Party’s negligence, willful misconduct, or breach of this Agreement.

10.    Compliance with Laws. Each Party shall perform the Services in compliance with all applicable laws, regulations, and ordinances. Each Party shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement.

11.    Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

12.    Survival. The terms and conditions of Sections 3.4, 6, 7, 9, 11, 12, 19, 20, 21, 24, as well as any other provision that, in order to give proper effect to its intent, should survive termination or expiration of this Agreement. In addition, the termination or expiration of this Agreement shall not relieve either Party of any liability under this Agreement that accrued prior to such termination or expiration.

13.    Amendments. No amendment to or modification of this Agreement is effective unless it is in writing and signed by each Party.

14.    Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

15.    Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16.    Assignment. Neither Party shall assign, transfer, delegate or subcontract any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section 16 shall be null and void. No assignment or delegation shall relieve the assigning Party of any of its obligations under this Agreement.

17.    Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

18.    No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19.    Choice of Law. This Agreement, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of California, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California.

20.    Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement in any forum other than the state or federal courts in the State of California, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in the state or federal courts in the State of California. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

21.    Litigation. A Party may not bring a lawsuit or other action upon a cause of action under this Agreement more than one (1) year after the occurrence of the event giving rise to the cause of action.

22.    Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until midnight local time on the next succeeding business day to exercise such privilege, or to discharge such duty.

23.    Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

24.    Governing Language. The Parties acknowledge that this Agreement may be translated into the Japanese language. The Parties agree that the English language version of this Agreement shall be the original, governing instrument and understanding of the parties, and any interpretation or construction of this Agreement shall be based on the English language version of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

KURA SUSHI, INC.

By:	/s/ Hiroyuki Hisamune

Name:	Hiroyuki Hisamune

Title:	Managing Director

Date:	August 5, 2019

KURA SUSHI USA, INC.

By:	/s/ Hajime Uba

Name:	Hajime Uba

Title:	President/CEO

Date:	August 5, 2019

EXHIBIT 1

I.	DESCRIPTION OF SERVICES

KURA will assign, on a temporary basis, certain employees to work for KSU as expatriates (“Expatriates”), and such Expatriates will provide certain strategic, managerial, operational, and technical support to assist KSU with the operation of its business and restaurants throughout the United States.

II.	SERVICE FEES

KSU shall reimburse KURA for such portion of each Expatriates’ salary and benefits as set forth in the then current version of KURA’s Expatriate Work Agreement, which shall promptly be provided to KSU upon revision.

III.	ADDITIONAL TERMS

KURA shall invoice KSU for KSU’s portion of each Expatriates’ salary and benefits on a monthly basis.

EXHIBIT 2

I.	DESCRIPTION OF SERVICES

KURA will send certain employees to assist KSU (“Support Staff”) on a short-term basis, and such Support Staff will provide the following services:

A.	operational and technical support for the opening of new restaurants throughout the United States;

B.	operational and technical support for the maintenance or renovation of existing restaurants throughout the United States; and

C.	any other services that the Parties may agree upon from time to time.

II.	SERVICE FEES

KSU shall reimburse KURA for the travel expenses of such Support Staff, including airfare, hotels, meals and allowances during such business trips.

III.	ADDITIONAL TERMS

KURA shall invoice KSU for the travel expenses of such Support Staff on a monthly basis.

EXHIBIT 3

I.	DESCRIPTION OF SERVICES

KURA will provide KSU with certain parts and equipment for use in KSU’s restaurants throughout the United States.

II.	SERVICE FEES

KSU shall reimburse KURA for the actual costs of such parts and equipment.

III.	ADDITIONAL TERMS

KURA shall invoice KSU for such parts and equipment on a monthly basis.

EXHIBIT 4

I.	DESCRIPTION OF SERVICES

KURA will provide KSU with the following services:

A.	creative support services for Bikkura-Pon animation videos for use in KSU’s restaurants throughout the United States;

B.	review of food ingredients used by KSU in the United States to ensure the absence of artificial additives;

C.	marketing and promotion support services, including but not limited to photography of menu items and provision of promotional materials

D.	procurement of supplies from Japanese vendors on KSU’s behalf;

E.	creation of recipe and food preparation manuals;

F.	maintenance and repair of touch panel systems in KSU’s restaurants;

G.	new product development support services, including but not limited to the development of new menu items;

H.	vendor support services, including but not limited to assisting KSU with the procurement of vinegar and dashi soy sauce from KURA’s third party vendors for use in KSU’s restaurants;

I.

data collection, including but not limited to customer surveys, plate consumption and disposal data, customer seating data and order history data processed through touch panel systems used for daily operations and employee evaluation purposes; and

J.	any other services that the Parties may agree upon from time to time.

II.	SERVICE FEES

KSU shall reimburse KURA for any out of pocket costs incurred by KURA in connection with the provision of these services.

III.	ADDITIONAL TERMS

KURA shall invoice KSU for such out of pocket costs on a monthly basis.

EXHIBIT 5

I.	DESCRIPTION OF SERVICES

KSU will provide KURA with the following services:

A.	translation support services for English documents, including but not limited to KSU store leases and other documents relating to KSU’s operation of restaurants throughout the United States;

B.

market research analyses relating to KSU’s operation of restaurants throughout the United States, including but not limited to analyses regarding the opening of new restaurants and the performance of existing restaurants; and

C.	any other services that the Parties may agree upon from time to time.

II.	SERVICE FEES

KURA shall reimburse KSU for any out of pocket costs incurred by KSU in connection with the provision of these services.

III.	ADDITIONAL TERMS

KSU shall invoice KURA for such out of pocket costs on a monthly basis.

EXHIBIT 6

I.	DESCRIPTION OF SERVICES

KURA will provide to KSU, on an exclusive basis, either directly or through one of its authorized suppliers, the following ingredients:

A.	Vinegar, made in accordance with KURA’s proprietary Vinegar recipe

B.	Dashi Soy Sauce, made in accordance with KURA’s proprietary Dashi Soy Sauce recipe

II.	SERVICE FEES

KSU shall reimburse KURA for the actual costs of such ingredients.

III.	ADDITIONAL TERMS

KURA shall invoice KSU for such ingredients on a monthly basis.